                                 SCHEDULE 14A
                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

                                          [_] Confidential, for Use of the
[_] Preliminary Proxy Statement               Commission Only (as permitted by
                                              Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material pursuant to Rule 14a-11(c) or Rule 14a-12


                           CORINTHIAN COLLEGES, INC.
               (Name of Registrant as Specified in Its Charter)


                                      N/A
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1)  Title of each class of securities to which transaction applies:

  (2)  Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

  (4)  Proposed maximum aggregate value of transaction:

  (5)  Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1)  Amount Previously Paid:

  (2)  Form, Schedule or Registration Statement no.:

  (3)  Filing Party:

  (4)  Date Filed:

                      [LOGO OF CORINTHIAN COLLEGES, INC.]

                                                               October 15, 1999

Dear Stockholder:

  On behalf of the Board of Directors, you are cordially invited to attend the 1999 Annual Meeting of Stockholders of Corinthian Colleges, Inc. to be held at 6 Hutton Centre Drive, Suite 400, Santa Ana, California 92707, on November 18, 1999 at 10:00 a.m., local time. The formal notice of the Annual Meeting appears on the following page. The attached Notice of Annual Meeting and Proxy Statement describe the matters that we expect to be acted upon at the Annual Meeting.

  During the Annual Meeting, stockholders will view a presentation by Corinthian and have the opportunity to ask questions. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Regardless of the number of shares you own, please sign and date the enclosed proxy card and promptly return it to us in the enclosed postage paid envelope. If you sign and return your proxy card without specifying your choices, your shares will be voted in accordance with the recommendations of the Board of Directors contained in the Proxy Statement.

  We look forward to seeing you on November 18, 1999 and urge you to return your proxy card as soon as possible.

                                          Sincerely,

                                          /s/ DAVID G. MOORE
                                          David G. Moore
                                          President and Chief Executive
                                           Officer

                           CORINTHIAN COLLEGES, INC.
                        6 Hutton Centre Drive, Suite 400
                            Santa Ana, CA 92707-5765
                                 (714) 427-3000

                    Notice of Annual Meeting of Stockholders
                        to be held on November 18, 1999

TO THE STOCKHOLDERS OF CORINTHIAN COLLEGES, INC.:

  The Annual Meeting of Stockholders of Corinthian Colleges, Inc. (the "Company") will be held at 10:00 a.m., California time, on November 18, 1999, at 6 Hutton Centre Drive, Suite 400, Santa Ana, California 92707, for the following purposes:

    1. To vote for the election of Loyal Wilson and Dr. Carol D'Amico to the Company's Board of Directors for a three-year term expiring at the Annual Meeting in 2002;

    2. To ratify the appointment by the Board of Directors of Arthur Andersen LLP as the Company's independent auditors; and

    3. To transact such other business as may properly come before the meeting or any adjournments thereof.

  The Board of Directors has fixed the close of business on October 1, 1999 as the record date for determining stockholders entitled to notice of, and to vote at, the meeting.

                                          By order of the Board of Directors,

                                          /s/ DAVID G. MOORE
                                          David G. Moore

Santa Ana, California
October 15, 1999


 ALL STOCKHOLDERS ARE URGED TO ATTEND THE MEETING IN PERSON OR BY PROXY. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE FURNISHED FOR THAT PURPOSE.

                                PROXY STATEMENT

  The accompanying proxy is solicited by the Board of Directors of Corinthian Colleges, Inc, a Delaware corporation (the "Company" or "Corinthian"), for use at the Annual Meeting of Stockholders to be held at 10:00 a.m., California time, on November 18, 1999, at 6 Hutton Centre Drive, Suite 400, Santa Ana, California 92707, and any adjournments thereof. This Proxy Statement and accompanying form of proxy were first sent to stockholders on or about October 15, 1999.

Record Date and Outstanding Shares

  The Board of Directors has fixed the close of business on October 1, 1999, as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof. As of the Record Date, Corinthian had outstanding 10,345,623 shares of common stock, consisting of 9,169,063 shares of voting common stock, par value $0.0001 per share (the "Common Stock"), and 1,176,560 shares of nonvoting common stock, par value $0.0001 per share (the "Nonvoting Common Stock"). Each of the outstanding shares of Common Stock is entitled to one vote on all matters to come before the Annual Meeting.

Voting of Proxies

  Frank J. McCord and Dennis L. Devereux, the persons named as proxies on the proxy card accompanying this Proxy Statement, were selected by the Board of Directors to serve in such capacity. Messrs. McCord and Devereux are both executive officers of Corinthian. Each executed and returned proxy will be voted in accordance with the directions indicated thereon, or if no direction is indicated, such proxy will be voted in accordance with the recommendations of the Board of Directors contained in this Proxy Statement. Each stockholder giving a proxy has the power to revoke it at any time before the shares it represents are voted. Revocation of a proxy is effective upon receipt by the Secretary of Corinthian of either (i) an instrument revoking the proxy or (ii) a duly executed proxy bearing a later date. Additionally, a stockholder may change or revoke a previously executed proxy by voting in person at the Annual Meeting.

Required Vote

  A plurality of the shares of Common Stock voted in person or by proxy is required to elect the nominees for directors. A plurality means that the two nominees receiving the largest number of votes cast will be elected. The affirmative vote of a majority of the shares of Common Stock represented in person or by proxy is required to ratify the appointment by the Board of Directors of Arthur Andersen LLP as Corinthian's independent auditors. Each stockholder will be entitled to vote the number of shares of Common Stock held as of the Record Date by such stockholder for each director position to be filled. Stockholders will not be allowed to cumulate their votes in the election of directors.

Voting by Street Name Holders

  If you are the beneficial owner of shares held in "street name" by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, the broker will nevertheless be entitled to vote the shares with respect to "discretionary" items but will not be permitted to vote the shares with respect to "non-discretionary" items (in which case, the shares will be treated as "broker non-votes").

Quorum; Abstentions and Broker Non-Votes

  The required quorum for transaction of business at the Annual Meeting will be a majority of the shares entitled to vote that are issued and outstanding as of the Record Date. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as "unvoted" for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

Summary Annual Report to Stockholders

  Corinthian's Form 10-K, which is incorporated into Corinthian's Annual Report to Stockholders for the fiscal year ended June 30, 1999 and contains financial and other information pertaining to Corinthian, is being furnished to stockholders simultaneously with this Proxy Statement.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

  Corinthian's Board of Directors currently consists of six directors. Article V of Corinthian's Certificate of Incorporation provides that the Board of Directors shall be classified with respect to the terms for which its members shall hold office by dividing the members into three classes. At the Annual Meeting, two Class I directors will be elected, each for a term of three years expiring at Corinthian's Annual Meeting of Stockholders in 2002. Both of the nominees are presently serving as directors of Corinthian. The Board of Directors recommends that the stockholders vote in favor of the election of the nominees named in this Proxy Statement to serve as directors of Corinthian. See "Nominees" below. The four directors whose terms of office do not expire in 1999 will continue to serve after the Annual Meeting until such time as their respective terms of office expire or their successors are duly elected and qualified. See "Other Directors" below. If at the time of the Annual Meeting any of the nominees should be unable or decline to serve, the persons named as proxies on the proxy card will vote for such substitute nominee or nominees as the Board of Directors recommends, or vote to allow the vacancy created thereby to remain open until filled by the Board of Directors, as the Board of Directors recommends. The Board of Directors has no reason to believe that any nominee will be unable or decline to serve as a director if elected.

Nominees

  The names of the nominees for the office of director and certain information concerning such nominees are set forth below:

  Loyal Wilson, age 51, has served as a Director of Corinthian since its inception in July 1995. He is a member of both the audit and compensation committees of the Board. He has been a Managing General Partner of Primus Venture Partners since 1983 and a Managing Director of Primus Venture Partners, Inc. since 1993. In those capacities, Mr. Wilson has overseen investments by various venture funds controlled by those entities in numerous private companies. From 1975 to 1983, Mr. Wilson was employed by First Chicago Corporation. He is also a Director of STERIS Corporation and was formerly a Director of DeVry, Inc. He received a Bachelor of Arts in Economics from the University of North Carolina and a Masters in Business Administration from Indiana University.

  Dr. Carol D'Amico, age 47, became a Director effective upon the consummation of Corinthian's initial public offering in February 1999. She is a member of the audit committee of the Board. Since January 1999, Dr. D'Amico has served as Executive Director for Workforce, Economic and Community Development for Ivy Tech State College in Indianapolis, Indiana. From July 1995 to January 1999, she was employed by the Hudson Institute, located in Indianapolis, Indiana as Senior Fellow and Co-Director of the Workforce Development Center, established to conduct research on the future of the American workforce and American economic competitiveness. She is also co-author of Workforce 2020:
Work and Workers in the 21st Century, published by the Hudson Institute in 1997. Previously at the Hudson Institute, Dr. D'Amico served as Director, Educational Excellence Network and prior to that as Research Fellow. From 1986 to 1990, she was a Policy and Planning Specialist with the Indiana Department of Education. She also served as Senior Program Analyst for the Indiana General Assembly from 1982 to 1986. Dr. D'Amico received a Bachelor of Science in Biology from Ball State University, and a Master of Science in Adult Education and an ED.D in Educational Leadership and Policy Studies from Indiana University.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR ALL OF THE NOMINEES FOR ELECTION AS CLASS I DIRECTORS.

Other Directors

  The following persons will continue to serve as directors of Corinthian after the Annual Meeting until their terms of office expire (as indicated below) or until their successors are elected and qualified.

  David G. Moore, age 61, has served as President and Chief Executive Officer and a Director of the Company since its inception in July 1995. Mr. Moore is a Class III director and his term of office will expire at the annual meeting of the Company's stockholders in fiscal year 2002. Immediately prior to forming the Company, he was President of National Education Centers, Inc. ("NECI"), a subsidiary of National Education Corporation. From 1992 to 1994, Mr. Moore served as President of DeVry Institute of Technology in Los Angeles, where he developed DeVry's West Coast operation and its growth strategy for the 11 western states. From 1980 to 1992 he was employed by Mott Community College in Flint, Michigan, where he was President from 1984 to 1992. Mr. Moore served as Dean, Management from 1982 to 1984 and Dean, Management Information Systems from 1980 to 1982. From 1960 to 1980 Mr. Moore served a distinguished career in the U. S. Army, retiring at the rank of Colonel. Mr. Moore received a Bachelor of Arts in Political Science from Seattle University and Master of Business Administration from the University of Puget Sound. He has also completed the Management of Higher Education Program at Harvard University, post graduate studies in Higher Education Management at the University of Michigan and graduate study and research in Computer Science at Kansas State University.

  Paul R. St. Pierre, age 54, has served as Vice President, Marketing & Admissions and a Director of the Company since its inception in July 1995. Mr. St. Pierre is a Class II director and his term of office will expire at the annual meeting of the Company's stockholders in fiscal year 2001. He was promoted to Executive Vice President in April 1998. He was employed by NECI from 1991 to 1995. His first assignment at NECI was as School President for its San Bernardino, California campus. Subsequently, he held corporate assignments as Director of Special Projects, Vice President of Operations for the Learning Institutes Group (the largest colleges owned by NECI) and as Vice President, Marketing & Admissions for NECI. From 1986 to 1991, Mr. St. Pierre was employed by Allied Education Corporation, initially as School Director, but the majority of the period as Regional Operations Manager. He was employed as School Director at Watterson College in 1985. From 1982 to 1985, Mr. St. Pierre was Executive Vice President and Partner for University Consulting Associates, principally responsible for the marketing and sales of education services, on a contract basis, to institutions of higher education. He was previously employed, from 1980 to 1982, as Division Manager for the Institute for Professional Development, a division of Apollo Group. Mr. St. Pierre received a Bachelor of Arts in Philosophy from Stonehill College, a Master of Arts in Philosophy from Villanova University and is a Ph.D. candidate in Philosophy at Marquette University.

  Jack D. Massimino, age 50, became a Director effective upon the consummation of Corinthian's initial public offering in February 1999. Mr. Massimino is a Class III director and his term of office will expire at the annual meeting of the Company's stockholders in fiscal year 2002. Mr. Massimino is retired and manages his personal investment portfolio. He was President and Chief Executive Officer of Talbert Medical Management Corporation, a publicly traded physician practice management company from 1995 through late 1997. Prior to his association with Talbert, Mr. Massimino was Executive Vice President and Chief Operations Officer of FHP International Corporation, a multi-state, publicly traded HMO, with revenues in excess of $4 billion. He also served in other executive positions since joining FHP in 1988, including Senior Vice President and Vice President, Corporate Development. Mr. Massimino has held other executive positions in the healthcare field since the mid 1970's. He received a Bachelor of Arts in Psychology from California Western University and earned a Master's Degree in Management from the American Graduate School for International Management. Mr. Massimino has served on several boards, including Talbert Medical Management Corporation, FHP, Inc., Texas Health Plans, Great States Insurance Company, Art Institute of Southern California, Thunderbird World Business Advisory Council and the Orange County Business Committee for the Arts.

  Linda Arey Skladany, Esq., age 54, became a Director effective upon the consummation of Corinthian's initial public offering in February 1999. Ms. Skladany is a Class II director and her term of office will expire at the annual meeting of the Company's stockholders in fiscal year 2001. Ms. Skladany has been Vice President for Congressional Relations at Parry, Romani & DeConcini, a Washington D.C. lobbying firm, since 1995. Ms. Skladany joined the Reagan administration in 1981 as Special Assistant, first to the Secretary of Education and then later to the United States Attorney General, before joining the United States Department of

Transportation as Director of the Executive Secretariat under Secretary Elizabeth Dole. In 1985, Ms. Skladany joined President Reagan's White House staff as Special Assistant to the President and Deputy Director of the White House Office of Public Liaison. In 1988, President Reagan appointed Ms. Skladany to the Advisory Committee for Trade Negotiation. She was later appointed by Presidents Reagan and Bush, respectively, to the positions of Commissioner and Acting Chair of the Occupational Safety and Health Review Commission. From 1990 to 1995, Ms. Skladany was a legislative attorney and of counsel with the law firm of Holland and Hart. From 1993 to 1995, she also served as Executive Director of the Foundation for Environmental and Economic Progress. In 1994, Governor George Allen of Virginia appointed her to a four-year term on the Board of Visitors of the College of William and Mary. Ms. Skladany earned a Bachelor of Arts in Education from the College of William and Mary, a Master of Arts in Education from Wake Forest University and a Juris Doctorate from the University of Richmond Law School. She has been admitted to the bar in Virginia and the District of Columbia.

Director Compensation

  During fiscal 1999, each director of Corinthian who was not an employee or consultant of Corinthian was paid a fee of $2,500 for his or her services as director and was paid $1,000 for each Board of Directors meeting attended and $500 for each Board Committee meeting attended. In addition, in connection with Corinthian's initial public offering, each non-employee director was granted stock options to purchase 6,000 shares of Corinthian's Common Stock at the initial public offering price of $18.00 per share. Immediately following the date of the Annual Meeting, each non-employee director will be granted an option to purchase an additional 3,000 shares of Common Stock at the then-current market price. The options granted to non-employee directors vest at the rate of 50% on each of the first and second anniversaries of the grant date. All non-employee directors are also reimbursed for their reasonable out-of-pocket expenses incurred in attending Board of Directors and Committee meetings.

  For fiscal 2000, each director who is not an employee or consultant of Corinthian will be paid a fee of $10,000 for his or her services as director and will be paid $1,000 for each Board of Directors meeting attended and $500 for each Board Committee meeting attended.

Attendance at Meetings

  During the time between the Company's initial public offering in February 1999 and the end of its fiscal year on June 30, 1999, the Board of Directors held one (1) formal meeting. Each director attended that meeting.

Committees of the Board Of Directors

  The Board of Directors has established an Audit Committee and a Compensation Committee, each comprised entirely of directors who are not officers of Corinthian. The Board of Directors has no nominating committee; selection of nominees for the Board is made by the entire Board of Directors.

  The Audit Committee is composed of Mr. Wilson, Mr. Massimino and Dr. D'Amico. The Audit Committee is responsible for reviewing the internal accounting procedures of the Company and the results and scope of the audit and other services provided by the Company's independent auditors, consulting with the Company's independent auditors and recommending the appointment of independent auditors to the Board of Directors. The Audit Committee met once during the fiscal year ended June 30, 1999. Each member of the Audit Committee attended this meeting.

  The Compensation Committee is composed of Mr. Wilson, Mr. Massimino and Ms. Skladany. The Compensation Committee has the authority and performs all of the duties related to the compensation of management of the Company, including determining policies and practices, changes in compensation and benefits for management, determination of employee benefits and all other matters relating to employee compensation, including matters relating to the administration of the Company's 1998 Performance Award Plan (the "Plan"). The Compensation Committee did not meet between the time of Corinthian's initial public offering in February 1999 and the end of Corinthian's fiscal year on June 30, 1999. However, the Compensation Committee met after the end of our 1999 fiscal year on August 26, 1999 and established the compensation guidelines outlined in the report below. Each member of the Compensation Committee attended this meeting. See "Report of the Compensation Committee of the Board of Directors."

                                  PROPOSAL 2

                    RATIFICATION OF APPOINTMENT OF AUDITORS

  The Board of Directors, upon the recommendation of the Audit Committee, has appointed Arthur Andersen LLP, independent certified public accountants, as auditors of Corinthian's financial statements for the fiscal year ended June 30, 1999. Arthur Andersen LLP has acted as auditors for Corinthian since its inception in 1995. The Board of Directors has determined to afford stockholders the opportunity to express their opinions on the matter of auditors, and, accordingly, is submitting to the stockholders at the Annual Meeting a proposal to ratify the Board of Directors' appointment of Arthur Andersen LLP. If a majority of the shares voted at the Annual Meeting, in person or by proxy, are not voted in favor of the ratification of the appointment of Arthur Andersen LLP, the Board of Directors will interpret this as an instruction to seek other auditors. It is expected that representatives of Arthur Andersen will be present at the meeting and will be available to respond to questions. They will be given an opportunity to make a statement if they desire to do so.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE INDEPENDENT AUDITORS OF CORINTHIAN'S FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JUNE 30, 2000.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16 of the Securities Exchange Act of 1934, as amended, requires Corinthian's officers (as defined under Section 16), directors and persons who beneficially own greater than 10% of a registered class of Corinthian's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission"). Based solely on a review of the forms it has received and on written representations from certain reporting persons that no such forms were required for them, Corinthian believes that, except as set forth below, during fiscal 1999 all
Section 16 filing requirements applicable to its officers, directors and 10% beneficial owners were complied with by such persons.

  Each of the directors and Named Executive Officers (as defined below) filed their initial Form 3 after the date prescribed under Section 16(a).

                EXECUTIVE COMPENSATION AND CERTAIN TRANSACTIONS

  The following table provides information concerning the annual and long-term compensation for services in all capacities to Corinthian for the fiscal years ended June 30, 1999, June 30, 1998 and June 30, 1997 for our chief executive officer and our four most highly compensated other executive officers (collectively, the "Named Executive Officers").

                                      Annual Compensation
                               ----------------------------------
                                                     Other Annual  All Other
                               Fiscal Salary  Bonus  Compensation Compensation
 Name and Principal Position    Year    ($)    ($)      ($)(1)       ($)(2)
 ---------------------------   ------ ------- ------ ------------ ------------
David G. Moore................  1999  236,250 50,000    15,240       3,249
 President and Chief Executive  1998  232,356      0    14,256       3,189
  Officer                       1997  199,327 20,000    14,124       4,124

Paul St. Pierre...............  1999  194,250 50,000    19,457       3,885
 Executive Vice President,      1998  191,048      0    20,142       3,748
  Marketing                     1997  173,019 20,000    24,750       3,224

Frank J. McCord...............  1999  183,750 50,000    22,304           0
 Executive Vice President and   1998  180,721      0    21,158           0
 Chief Financial Officer        1997  166,443 20,000    21,448           0

Dennis L. Devereux............  1999  173,250 50,000    23,085       3,281
 Executive Vice President,      1998  170,394      0    21,995       3,169
 Human Resources                1997  159,866 20,000    28,697       4,500

Lloyd W. Holland..............  1999  173,250 50,000    21,072       3,139
 Executive Vice President,      1998  170,394      0    18,451       3,652
 Business Analysis and          1997  159,866 20,000    21,316       4,500
  Financial Aid

--------
(1) Includes $12,220 for auto allowance for each of the Named Executive
    Officers.

(2) Represents the Company's matching contribution to the employees' 401(k) Plan. This benefit is provided to all eligible Company employees on a 100% matching basis up to 2% of each employee's annual salary.

    OPTION EXERCISES IN FISCAL 1999 AND FISCAL YEAR END 1999 OPTION VALUES

  The following table contains information regarding the Named Executive Officers' unexercised options as of June 30, 1999. None of the Named Executive Officers exercised any options during fiscal 1999.

                                        Number of Shares    Value of Unexercised
                                     Underlying Unexercised in-the-Money Options
                                         Options as of             as of
Name                                     June 30, 1999(1)      June 30, 1999(2)
----                                 ---------------------- --------------------
David G. Moore......................         11,068               $70,891
Paul St. Pierre.....................         11,068               $70,891
Frank J. McCord.....................         11,068               $70,891
Lloyd W. Holland....................         11,068               $70,891
Dennis L. Devereux..................         11,068               $70,891

--------
(1) All of the options were granted as of June 30, 1998 and 25% of the options vested as of June 30, 1999 and will become exercisable as of February 10, 2000.

(2) The value per option is calculated by subtracting the exercise price of the option ($12.47 per share) from the price of the Common Stock as of June 30, 1999 ($18.875 per share).

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee members are Loyal Wilson, Jack D. Massimino and Linda Arey Skladany.

  Loyal Wilson has served as a Director of the Company since its inception in 1995. Mr. Wilson is also a Managing Director of Primus Venture Partners, Inc., the sole general partner of Primus Venture Partners III Limited Partnership, the sole general partner of Primus Capital Fund III Limited Partnership ("Primus"), which holds more than 5% of the Company's common stock, including shares of the Company's Nonvoting Common Stock. In addition, BOCPII, Limited Liability Company together with Banc One Capital Partners II, LLC ("Banc One") hold more than 5% of the Company's common stock, including shares of Nonvoting Common Stock.

  On October 17, 1996, Primus and Banc One entered into a Subordinated Note and Warrant Purchase Agreement with the Company (as subsequently amended on November 24, 1997, the "Subordinated Note Agreement"). Pursuant to the Subordinated Note Agreement, the Company incurred indebtedness to Primus and Banc One evidenced by Subordinated Notes (the "Subordinated Notes") in an aggregate principal amount of $1.0 million and $4.0 million, respectively. The Company used a portion of the proceeds from the Company's initial public offering to repay the Subordinated Notes.

  Pursuant to the Subordinated Note Agreement, Primus received a warrant to purchase 35,560 shares of Common Stock and Banc One received a Warrant to purchase 142,241 shares of Nonvoting Common Stock, each for an aggregate exercise price of $100 (the "Warrants"). Primus and Banc One also received contingent stock warrants (the "Contingent Warrants") designed to prevent possible dilution of the Warrants in connection with the vesting of certain executives' Nonvoting Common Stock. In connection with the Company's initial public offering and the concurrent vesting of certain executives' Nonvoting Common Stock, Primus' Contingent Warrant allowed it to purchase 14,441 additional shares of Common Stock and Banc One's Contingent Warrant allowed it to purchase 57,765 additional shares of Nonvoting Common Stock, all at an exercise price of $0.0002 per share. Primus and Banc One exercised their Warrants and Contingent Warrants in connection with the Company's initial public offering.

  On November 24, 1997, the Company, Primus and Banc One entered into an amendment to the Subordinated Note Agreement which extended the maturity of the Subordinated Notes from October 2004 to October 2005 (the "Subordinated Note Amendment"). Pursuant to the Subordinated Note Amendment, the Company, Primus and Banc One also entered into a Purchase Agreement (the "Purchase Agreement") dated November 7, 1997, whereby Primus purchased 25,000 shares of Series 3 Preferred Stock and Banc One purchased 25,000 shares of Series 2 Preferred Stock from the Company, all at a price of $100 per share. In connection with the Company's initial public offering, all Series 3 Preferred Stock was converted into Common Stock and all Series 2 Preferred Stock was converted into Nonvoting Common Stock.

  The Named Executive Officers, the Company, Primus, BOCPII, Limited Liability Company and Banc One (as successor to Banc One Capital Partners II, Ltd.) are parties to the Registration Rights Agreement (the "Registration Rights Agreement") which was amended on November 24, 1997. Pursuant to the Registration Rights Agreement, the parties thereto have certain rights with respect to the registration under the Securities Act of 1933 of shares of Common Stock owned by them (including Common Stock received upon the conversion of Nonvoting Common Stock, upon the exercise of warrants or upon the conversion of Convertible Preferred Stock) (the "Registrable Securities").

  Primus and Banc One (the "Investors") are entitled to the following "demand" registration rights. At any time, the holders of a majority of the Investors' Registrable Securities (the "Investor Registrable Securities") may demand registration on Form S-1 of all or any portion of their Registrable Securities, and the holders of at least 10% of the Investor Registrable Securities may demand registration on Form S-2, Form S-3 or any similar short-form registration ("Short-Form Registration"), if available, of all or any portion of their Registrable Securities. For the first two such registrations on Form S-1, the holders of the Investor Registrable Securities are entitled to have the Company pay all registration expenses, except underwriting discounts and commissions such holders may also demand an unlimited number of registrations on Form S-1 in which the holders pay their pro rata share of the registration expenses, provided that the aggregate offering value of the Registrable Securities in each case must be at least $1,000,000. The holders of the Investor Registrable Securities are entitled to request an unlimited number of Short-Form Registrations in which the Company pays all registration expenses, except underwriting discounts and commissions, provided that the aggregate offering value of the Registrable Securities requested to be registered must be at least $500,000. Demand registrations will be Short-Form Registrations whenever the Company is permitted to use any applicable short-form.

  The Investors and the Named Executive Officers are entitled to the following "piggyback" registration rights. Whenever the Company proposes to register any of its securities under the Securities Act (other than pursuant to a demand registration), the Company must notify all holders of Registrable Securities of the registration and must include in the registration all Registrable Securities whose holders so request. If a "piggyback" registration is underwritten, and the managing underwriters advise the Company that the number of securities requested to be included exceeds the number which can be sold at an acceptable price, priority in the registration is as follows: (i) the securities the Company proposes to sell, (ii) the Investor Registrable Securities and (iii) the Registrable Securities held by the Named Executive Officers requested to be included. The Company will pay all registration expenses, except underwriting discounts and commissions, in connection with any "piggyback" registration.

        REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

  The basic compensation of all Named Executive Officers for fiscal 1999 was fixed by the full Board of Directors prior to the establishment of the Compensation Committee in connection with the Company's initial public offering. Accordingly, the Compensation Committee was not involved in establishing executive compensation for fiscal 1999. Since the end of fiscal 1999, the Compensation Committee met to establish the following guidelines for executive compensation in the future.

  The Compensation Committee of the Board of Directors is composed entirely of non-employee directors and establishes Corinthian's compensation strategy and policies and determines the nature and amount of all compensation for Corinthian's Named Executive Officers. The objectives of the Board of Directors in determining the levels and components of executive and key employee compensation are to (i) attract, motivate and retain talented and dedicated executive officers and other key employees, (ii) provide executive officers and other key employees with both cash and equity incentives to further the interests of Corinthian and its stockholders and (iii) compensate executive officers and other key employees at levels comparable to those of executive officers and key employees at other comparable companies.

  Generally, the compensation of all executive officers and other key employees is composed of:

  .a base salary,

  .perquisites,

  .performance bonuses, and

  .periodic stock options.

  The Compensation Committee believes that these components offer the executive officers and other key employees competitive compensation while aligning their interests with those of the Company's stockholders. Through the use of stock options and annual bonuses, the executive officers and key employees are individually rewarded for their improvement of the Company's performance.

  Base Salaries. In determining the base salaries of the executive officers in future fiscal years, the Board of Directors will consider the performance of each executive, the nature of the executive's responsibilities, the salary levels of executives at comparable publicly-held companies and Corinthian's general compensation practices. The base salaries of the Named Executive Officers are effective until changed at the discretion of the Compensation Committee.

  Bonuses. Discretionary bonuses for the Named Executive Officers are directly tied to achievement of specified goals of Corinthian and are a function of the criteria which the Compensation Committee believes appropriately takes into account the specific areas of responsibility of the particular officer. Discretionary bonuses are paid as a percentage of the employee's base salary. The performance objectives are based on quantitative financial criteria established by the Compensation Committee at a time in which actual performance in relation to the target remains uncertain (as defined in Section 162(m) of the Internal Revenue Code). The Compensation Committee may in the future impose, in its discretion, additional conditions or terms for the payment of bonuses, including the creation of other financial, strategic or individual goals. The targeted bonus for any fiscal year for the Named Executive Officers are expected to be between 75% and 100% of their respective annual base salaries if the Company's performance criteria are met, and may be more if the performance criteria are exceeded. If the performance criteria are not met, the Named Executive Officers may receive bonuses of an amount less than the targeted bonuses.

  Stock Options. Periodically, the Company has granted, and the Compensation Committee expects in the future to grant, stock options to the Named Executive Officers and other key employees in order to provide a long-term incentive. The value of such stock options is directly tied to the performance of the Company's Common Stock. These options provide an incentive to maximize stockholder value because they reward option holders only if stockholders also benefit. The exercise price of these stock options is the fair market value of the Common Stock on the date of grant. In general, the options vest in equal annual installments over a four-year period beginning one year after the date of grant. Vesting periods are used to retain key employees and to emphasize the long-term aspect of contribution and performance. In making stock option grants to executives and other key employees, the Compensation Committee considers a number of factors, including the performance of such persons, achievement of specific delineated goals, the responsibilities and the relative position of such persons within Corinthian, review of compensation of executives and key employees in comparable companies and review of the number of stock options each such person currently possesses. In fiscal 1999, the Compensation Committee did not grant stock options to any Named Executive Officers of the Company.

  Compensation of the Chief Executive Officer. For fiscal 1999, Mr. Moore's annual base salary was set by the Board of Directors prior to the Company's initial public offering and the formation of the Compensation Committee. The Compensation Committee intends to set Mr. Moore's compensation in the future at a level that is comparable to the salary earnings for chief executive officers of companies of similar size and type. Mr. Moore's bonus will be determined in the same manner as that of the other Named Executive Officers.

                        COMPLIANCE WITH SECTION 162(m)

  The Compensation Committee currently intends for all base salary and bonus compensation paid to the Named Executive Officers to be tax deductible to Corinthian pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"). Section 162(m) provides that compensation paid to the Named Executive Officers in excess of $1,000,000 cannot be deducted by Corinthian for federal income tax purposes unless, in general, such compensation is performance based, is established by a committee of independent directors, is objective and the plan or agreement providing for such performance based compensation has been approved in advance by stockholders.

                                          THE COMPENSATION COMMITTEE

                                          Loyal Wilson
                                          Jack D. Massimino
                                          Linda Arey Skladany

        TRANSACTIONS BETWEEN THE COMPANY AND CERTAIN EXECUTIVE OFFICERS

Executive Loans

  On November 24, 1997, the Company entered into a separate Amended and Restated Executive Stock Agreement with each of the Named Executive Officers (the "Amended Stock Agreements"). Each Amended Stock Agreement amended and restated an earlier Executive Stock Agreement between the Company's predecessor, Corinthian Schools, Inc. ("CSi"), and each of the Named Executive Officers dated as of June 30, 1995, (hereinafter collectively with the Amended Stock Agreements, the "Executive Stock Agreements").

  Pursuant to the Executive Stock Agreements, on June 30, 1995 each Named Executive Officer purchased 440,945 shares of Common Stock and between 110,236 and 275,591 shares of Nonvoting Common Stock, each at a price of $0.2268 per share. Each Named Executive Officer paid for the Common Stock by delivering
(i) between $80,025 and $80,063 in cash, and (ii) shares of common stock in CSi which the Named Executive Officer had previously purchased, and with respect to which each Named Executive Officer had made previous capital contributions of $20,000. Each Named Executive Officer borrowed money from the Company to purchase their respective shares of Nonvoting Common Stock.

  Each of the Executive Stock Agreements provides for a severance benefit for each of the Named Executive Officers in the event he is terminated by the Company, other than for Cause (as defined below), in an amount equal to the Named Executive Officer's base salary (excluding bonuses) during the preceding 12 months, payable on a monthly basis in equal installments for each of the twelve succeeding months following the Named Executive Officer's termination. "Cause" is defined as (i) the commission of a felony or a crime of moral turpitude or any act involving dishonesty, disloyalty or fraud, (ii) conduct that brings the Company into public disgrace or disrepute, (iii) substantial or repeated failure to perform duties directed by the Board of Directors, (iv) gross negligence or willful misconduct relating to the Company, or (v) any material breach of the Executive Stock Agreement.

  Each of the Named Executive Officers borrowed money from the Company to purchase their Nonvoting Common Stock, as evidenced by Promissory Notes (collectively, the "Executive Notes") entered into on June 30, 1995 between each of the Named Executive Officers and the Company. The Executive Notes were payable on demand and bore interest at the lesser of (i) 7.07% per annum, or
(ii) the highest rate allowed by applicable law, payable when the principal became due and payable. Each Executive Note was secured by a pledge to the Company of the respective Named Executive Officer's Nonvoting Common Stock. Soon after the consummation of the sale of overallotment shares in connection with the Company's initial public offering, each of the Named Executive Officers repaid the Executive Notes in full.

Loan to David G. Moore

  On August 31, 1999, the Company agreed to loan to David G. Moore, President and a Director of the Company, an amount of up to $350,000 under the terms of a Promissory Note and Pledge Agreement between the Company and Mr. Moore. The terms of the Promissory Note provide for interest at a rate of 7% per annum, payable on an annual basis and when the principal becomes due and payable in August 2002. As security for this loan, Mr. Moore pledged to the Company 34,043 shares of his Common Stock in the Company. The pledged shares had a market value of approximately $700,000 as of the date of the Promissory Note and Pledge Agreement (based on the closing price of the Company's Common Stock on the day prior to the execution of the Pledge Agreement).

                               PERFORMANCE GRAPH

  The following graph shows a comparison of cumulative total returns for Corinthian, the Russell 2000 Index and an index of peer companies selected by Corinthian during the period commencing on February 5, 1999, the date of Corinthian's initial public offering, and ending on June 30, 1999. The comparison assumes $100 was invested on February 5, 1999 in the Common Stock, the Russell 2000 Index and the peer companies selected by Corinthian and assumes the reinvestment of all dividends, if any. The companies in the peer group, all of which are education companies, are weighted according to their market capitalization. Included in the peer group are: Apollo Group Inc., Career Education Corporation, Computer Learning Centers, Inc., DeVry, Inc., Education Management Corporation, EduTrek International, Inc., ITT Educational Services, Inc., Quest Education Corporation, Strayer Education, Inc. and Whitman Education Group, Inc. The performance graph begins with Corinthian's initial public offering price of $18.00 per share.

                                        Cumulative Total Return
                            --------------------------------------------------
                              2/5/99    2/99    3/99    4/99    5/99    6/99

CORINTHIAN COLLEGES, INC.        100     124     122      91      97     105
PEER GROUP                       100     104     112      92      89      90
RUSSELL 2000                     100      96      95     104     107     111

          SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

  The following table sets forth, as of June 30, 1999, certain information with respect to the beneficial ownership of the Common Stock by (i) each person known by Corinthian to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each Company director, (iii) each of the Named Executive Officers and (iv) all Company executive officers and directors as a group.

  Unless otherwise indicated below, the persons in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

                                                 Shares of Common
                                                      Stock       Percentage of
                                                   Beneficially    Outstanding
                     Name                            Owned (1)    Shares Owned
                     ----                        ---------------- -------------
Primus Capital Fund III Limited Partnership....     2,918,652         28.2
  5900 Landerbrook Drive
  Suite 200
  Cleveland, Ohio 44124
Banc One entities(2)...........................     1,415,112         13.7
  300 Crescent Court
  Suite 1600
  Dallas, Texas 75201
Provident Investment Counsel, Inc..............       617,025          6.0
  300 North Lake Avenue
  Pasadena, California 91101
David Moore....................................       691,609          6.7
Paul St. Pierre (3)............................       636,491          6.2
Frank McCord (4)...............................       526,254          5.1
Lloyd Holland..................................       526,253          5.1
Dennis Devereux (5)............................       526,253          5.1
Loyal Wilson (6)...............................     2,928,652         28.3
Jack D. Massimino (7)..........................        10,000            *
Linda Arey Skladany............................           200            *
All directors and executive officers as a group
 (8 persons) (2)(3)(4)(5)(6)(7)................     5,845,712         56.5

--------
*   Less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the Commission. The number of shares beneficially owned by a person and the percentage ownership of that person includes shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of June 30, 1999. As of June 30, 1999, there were 10,345,623 outstanding shares of common stock, including 1,176,560 shares of Nonvoting Common Stock which are convertible into Common Stock upon a sale of such Nonvoting Common Stock.

(2) Consists of shares held by BOCPII, Limited Liability Company ("BOCPII"), and Banc One Capital Partners II, LLC ("BancOne"). BOCPII holds an aggregate of 826,773 shares, including 588,221 shares of Nonvoting Common Stock that are convertible into Common Stock on a share for share basis upon the sale of such stock. Banc One holds 588,339 shares of Nonvoting Common Stock that are convertible into Common Stock on a share for share basis upon the sale of such stock.

(3) All such shares are held in a family trust of which Mr. St. Pierre is a grantor and a trustee.

(4) All such shares are held in a family trust of which Mr. McCord is a grantor and a trustee.

(5) All such shares are held in a family trust of which Mr. Devereux is a grantor and a trustee. Does not include 400 shares owned by Mr. Devereux's children.

(6) Such shares include 2,918,652 shares owned by Primus Capital Fund III Limited Partnership and 4,000 shares owned by Sage Investments Limited Partnership. Mr. Wilson, a director of the Company, is a managing director of Primus Venture Partners, Inc., the sole general partner of Primus Venture Partners III Limited Partnership, the sole general partner of Primus Capital Fund III Limited Partnership. Mr. Wilson shares voting and investment power with respect to such shares with four other directors of Primus Venture Partners, Inc. Mr. Wilson disclaims beneficial ownership of the shares held by Primus Capital Fund III Limited Partnership, except to the extent of his pecuniary interest therein. Mr. Wilson is the general partner of Sage Investments Limited Partnership.

(7) All such shares are held in a family trust of which Mr. Massimino is a grantor and a trustee.

                 MISCELLANEOUS AND OTHER MATTERS; SOLICITATION

  The cost of this proxy solicitation will be borne by Corinthian. Corinthian may request banks, brokers, fiduciaries, custodians, nominees and certain other record holders to send proxies, proxy statements and other materials to their principals at Corinthian's expense. Such banks, brokers, fiduciaries, custodians, nominees and other record holders will be reimbursed by Corinthian for their reasonable out-of-pocket expenses of solicitation. Corinthian does not anticipate that costs and expenses incurred in connection with this proxy solicitation will exceed an amount normally expended for a proxy solicitation for an election of directors in the absence of a contest.

                           PROPOSALS OF STOCKHOLDERS

  Stockholder proposals intended to be considered at Corinthian's 2000 Annual Meeting of Stockholders must be received by the Secretary of Corinthian at its principal executive offices no later than June 17, 2000 in order to be considered for inclusion in Corinthian's Proxy Statement and form of proxy relating to that meeting. If a stockholder notifies Corinthian of such stockholder's intent to present a proposal for consideration at Corinthian's 2000 Annual Meeting of Stockholders after August 31, 2000, Corinthian, acting through the persons named as proxies in the proxy materials for such meeting, may exercise discretionary voting authority with respect to such proposal without including information regarding such proposal in its proxy materials.

                                OTHER BUSINESS

  The Board of Directors is not aware of any other matters to be presented at the Annual Meeting other than those mentioned in Corinthian's Notice of Annual Meeting of Stockholders enclosed herewith. If any other matters are properly brought before the Annual Meeting, however, it is intended that the persons named in the proxy will vote as the Board of Directors directs.

                            ADDITIONAL INFORMATION

  Included herewith is a copy of Corinthian's Annual Report on Form 10-K for its fiscal year ended June 30, 1999, as filed with the Commission. Corinthian files annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information we file at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Commission at http://www.sec.gov

                                          By order of the Board of Directors

                                          /s/ DAVID G. MOORE
                                          David G. Moore
                                          President and Chief Executive
                                           Officer

Santa Ana, California,
October 15, 1999

ALL STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY.

PROXY
                           Corinthian Colleges, Inc.
              Proxy Solicited on Behalf of the Board of Directors
            of the Company for the Annual Meeting, November 18, 1999

The undersigned, a shareholder of CORINTHIAN COLLEGES, INC., a Delaware corporation (the "Company"), acknowledges receipt of a copy of the Notice of Annual Meeting of Shareholders, the accompanying Proxy Statement and a copy of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1999; and, revoking any proxy previously given, hereby constitutes and appoints Frank J. McCord and Dennis L. Devereux and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to vote the shares of Common Stock of the Company standing in the name of the undersigned at the Annual Meeting of Shareholders of the Company to be held at 6 Hutton Centre Drive, Suite 400, Santa Ana, California 92707 on November 18, 1999 at 10:00 a.m. California time, and at any adjournment thereof, on all matters coming before said meeting.

  The Board of Directors recommends a vote FOR Items 1 and 2.

  1. Nominees for a three-year term as a Class I director of the Company's Board of Directors:

  Loyal Wilson    [_] For this nominee     [_] Withhold authority to vote for
                                               this nominee

  Dr. Carol D'Amico    [_] For this nominee     [_] Withhold authority to vote
                                                    for this nominee

  2. Ratification of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ended June 30, 1999.

                     [_] FOR    [_] AGAINST     [_] ABSTAIN

  3. In their discretion, upon any other matters as may properly come before the meeting or at any adjournment thereof.

                   (continued and to be signed on other side)



  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. IF ANY NOMINEE BECOMES UNAVAILABLE FOR ANY REASON, THE PERSONS NAMED AS PROXIES SHALL VOTE FOR THE ELECTION OF SUCH OTHER PERSON AS THE BOARD OF DIRECTORS MAY PROPOSE TO REPLACE SUCH NOMINEE.

                                              (This Proxy must be signed exactly
                                              as your name appears hereon.
                                              Executors, administrators,
                                              trustees, etc., should give full
                                              title as such. If the shares are
                                              held in joint name, either person
                                              may sign this Proxy. If the
                                              shareholder is a corporation, a
                                              duly authorized officer should
                                              sign on behalf of the corporation
                                              and should indicate his or her
                                              title.)

                                              Dated: __________________________

                                              _________________________________
                                                  (Signature of
                                                   Stockholder)

                                              Dated: __________________________

                                              _________________________________
                                                  (Signature of
                                                   Stockholder)

                                              _________________________________

 Please Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed
                                   Envelope.